Walgreen Co. Webcast

Fourth Quarter Ending Aug. 31, 2005

Sept. 26, 2005

Hello, and welcome to Walgreens audio Webcast for the fourth quarter and fiscal year ending Aug. 31, 2005. I'm Rick Hans, Walgreens Director of Finance, and I'd like to thank you for tuning in. We invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language

First - I'd like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see page 6 of our Form 10-K/A, dated August 31, 2004, for a discussion of factors as they relate to forward-looking statements. Prior period amounts have been restated for the accounting of leases consistent with our March 21, 2005 press release and Form 8-K.

Before we review the quarter, I'd like to give a quick update on our stores affected by Hurricane Rita. As of Sunday morning, more than 160 of our 208 stores in the Houston area were open, as were all stores in the Corpus Christi and Victoria, Texas, markets. The small number of Houston stores that were closed will re-open as soon as they have power restored. In the hard-hit areas of Beaumont and Port Arthur, Texas, and Lake Charles, Louisiana, we have 17 stores closed because of a lack of power. The good news is that these stores had no flood damage. In natural disasters like this, our interconnected pharmacies can be a huge help to evacuees. Wherever they go, we'll almost always have a pharmacy nearby where our staff can access their electronic prescription records and take care of emergency needs.

[Preliminary and unaudited]

Sales and Earnings

Today we announced our 31st consecutive year of record sales and profits. Our expansion program continued its steady march ahead, with 435 new stores opening in fiscal 2005. More importantly, that came out to 371 net new stores after closings and relocations. We'll pick up the pace in fiscal 2006, with 475 new stores planned and a net increase of 390. That would be our highest net store increase ever.

Of course, we accomplished much more during the past year besides opening new stores:

  We increased net earnings per share 16.0 percent, diluted, outpacing our 12.5 percent increase in sales.
  We increased our quarterly dividend 22.3 percent.
  In the front-end - or non-pharmacy - side of the store, we gained market share in 54 of our top 60 core categories versus our drugstore, grocery and mass merchant competitors compared to a year ago.
  Walgreens Health Initiatives, our pharmacy benefit manager (PBM), reported an increase in prescription drug trend for 2004 which was less than that reported by other leading PBMs.
  The HR Policy Association selected WHI as one of three preferred vendors for its Pharmaceutical Purchasing Coalition, which has 52 members representing 5 million lives.
  We saw greater use of generic prescription drugs, which help lower overall drug costs while increasing gross profit margins.
  And, we upgraded our photo Web site during the quarter and expanded our network capacity so that Walgreens.com customers can upload photos from their home computer and pick them up at nearly any Walgreens nationwide in one hour. This service is also available to HP's Snapfish customers, and we're looking for more opportunities to promote it.

Now, let's take a look at the fourth quarter income statement. You'll see our sales ended Aug. 31 were up 11.3 percent to a record $10.5 billion. Net earnings for the quarter were up 1.4 percent to $329 million or 32 cents per share, diluted.

Fiscal 2005 sales were up 12.5 percent to $42.2 billion, while fiscal year net earnings rose 15.5 percent to $1.56 billion or $1.52 per share, diluted.

Both the quarter and fiscal year results included $54.7 million or 3 cents per share, diluted, of pre-tax expenses related to Hurricane Katrina. Fiscal 2005 also included pre-tax litigation settlement gains of $26.3 million or 2 cents per share, diluted, compared to litigation settlements of $16.3 million or 1 cent per share, diluted, in the previous year.

On a non-GAAP basis, excluding the effects of Hurricane Katrina and gains from litigation settlements, fourth quarter earnings were up 12.1 percent to $363.3 million or 35 cents per share, diluted, and fiscal year earnings were up 17.7 percent to $1.577 billion or $1.53 per share, diluted.

Walgreens prescription sales increased 11.5 percent in the fourth quarter and 13.4 percent for the year. Prescription sales in comparable stores - that's stores open more than a year - rose 7.7 percent in the quarter and 9.8 percent for the year.

As I'm sure most of you know, we're dispensing more generic drugs, which have higher profit margins than name-brand drugs but also slow our pharmacy sales increases because of their lower price. That's why we believe a better indicator of pharmacy performance is the number of prescriptions filled. And in fiscal 2005, that number increased 10.6 percent to 490 million - more than any other pharmacy retailer in the country. On a comparable store basis, the number of prescriptions filled in fiscal 2005 increased 6.8 percent.

Total comparable store sales were up 7.0 percent for the quarter and 8.2 percent for the year. Front-end comparable store sales rose 5.8 percent for the quarter and 5.5 percent for the year.

Gross Profit Margins and SO&A

Our gross profit margins for the fourth quarter increased 22 basis points to 27.95 as a percent to sales, which includes a LIFO credit of $2.0 million versus a credit of $48.5 million a year ago. Last year we experienced less inflation than expected, resulting in the large fourth quarter credit. The total LIFO charge in fiscal 2005 was $67.8 million versus $6.7 million the previous year.

The primary driver behind the gross margin increase was more use of generic medications. But generics, with their lower prices, also had the effect of slowing our sales line and contributing to a 90-basis point increase in selling, occupancy and administration expenses to 23.20 when measured as a percent to sales. Other factors in the SO&A increase were expenses for lost inventory, lease obligations, property and equipment related to Hurricane Katrina and more investment in payroll to improve customer service chainwide. The hurricane alone had a 52-basis point effect on SO&A in the quarter.

Tax Rate

The effective tax rate for this year's fourth quarter was 35.12 percent versus 37.50 percent for the same period a year ago. The decrease primarily resulted from foreign tax credit adjustments.

From the Balance Sheet and Statements of Cash Flows

The consolidated balance sheet and statements of cash flows can be found on our Investor Relations Web site under the tab, "Financials." For the year, cash and short-term investments decreased from $1.696 billion to $1.072 billion as of Aug. 31. The lower level is primarily due to capital expenditures, increased inventories and share repurchases.

Accounts receivable grew 19.4 percent this quarter, which is greater than the growth rate of third party prescription sales. The difference was primarily caused by slower reimbursement from the State of Illinois.

LIFO inventories increased 18 percent versus a year ago on a fourth quarter sales gain of 11.3 percent. The increase was a result of added safety stock in the pharmacy, the general slowdown of pharmacy sales in August, inventory build-up in some front-end categories and earlier receipt of seasonal and import goods.

Accounts payable increased 10.5 percent over the prior year.

Finally on the statements of cash flows, capital expenditures in fiscal 2005 were $1.237 billion compared to $939.5 million in 2004. The company expects to invest approximately $1.4 billion in fiscal 2006 on capital investments, reflecting an expected increase in new stores, technology and a new distribution center in South Carolina scheduled to open in 2007.

Wrapup

With our 31st consecutive year of record sales and earnings under our belt, we can look forward to the opportunities we have in 2006 to expand our business. First and foremost on that list is the new Medicare prescription insurance plan that takes effect Jan. 1. For many seniors, this plan will take price out of the equation when they're looking for a pharmacy. That means we'll compete for their business on our strengths - which are convenience and pharmacy services like automatic refills, emergency overnight delivery service to anywhere in the country and screening for potential drug interactions.

Second, our expansion program calls for 475 new stores opening in fiscal 2006, which would include a record net increase of 390 locations. Work also will continue on our new distribution center in South Carolina that's scheduled to open in 2007.

And third, on the technology side, we'll keep on developing our Vision pharmacy system, which will allow us to move some of the steps in the prescription filling process from busy stores to slower stores. The work is transparent to the patient, but the result will be better service and more time for our pharmacists to consult with patients.

As I noted earlier, we experienced some losses from Hurricane Katrina. But those are minor compared to what some of our Gulf Coast employees, and others, faced in the storm's aftermath - and what others are facing today after Hurricane Rita. Immediately after Katrina hit, we focused on getting our pharmacies open to meet - in many cases - the desperate medication needs of people across three states. We heard many heroic stories of how Walgreen folks helped out then - and are continuing to help today. We - and you as shareholders - can be proud of the work they did. And you'll be proud of the work they do after Rita, too.

Thank you for listening. Our next earnings announcement, for the first quarter of fiscal 2006, is scheduled for January 3rd. Once again, thanks for being a Walgreen shareholder, and remember, "You're Always Welcome at Walgreens!"

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